UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2016

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8800 Technology Forest Place
The Woodlands, Texas 77381
(Address of principal executive
offices and Zip Code)

(281) 863-3000
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 1.01	Entry into a Material Definitive Agreement
On November 2, 2016, we entered into a Second Amendment to Collaboration and License Agreement (the “Amendment”) with Bristol-Myers Squibb Company (“BMS”), amending the terms of our Collaboration and License Agreement with BMS, dated December 17, 2003, as amended.
Under the Amendment, we obtained exclusive rights under the terms of the collaboration to research, develop and commercialize LX9211, a development candidate for neuropathic pain that was jointly developed by the parties as part of the collaboration, and other small molecule compounds acting through the same drug target as LX9211. We have agreed to pay BMS total development and regulatory milestones of up to $34.5 million for the first indication, starting with the commencement of the first Phase 2 clinical trial, and up to $16.0 million in development and regulatory milestones for each of the second and third indications, if applicable. We have also agreed to pay single-digit royalties on worldwide net sales and up to $40.0 million in sales performance milestones.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 hereto.

Item 9.01	Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description
10.1	Second Amendment to Collaboration and License Agreement with Bristol-Myers Squibb Company dated November 2, 2016.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: November 7, 2016	By:	/s/ Brian T. Crum
Brian T. Crum
Vice President and General Counsel

Index to Exhibits

Exhibit No.	Description
10.1	Second Amendment to Collaboration and License Agreement with Bristol-Myers Squibb Company dated November 2, 2016